Exhibit 10.5.2

                                      <Logo Newriders appears here>

January 13, 1998

Mr. Joseph Teresi
Chairman of the Board of Directors
Paisano Publications. Inc.
28210 Dorothy Drive
Agoura Hills, California 91301

Dear Mr. Teresi:

This letter is intended to set forth the principal terms and conditions upon which Newriders, Inc., a Nevada corporation ("Purchaser") will acquire all the common stock of Paisano Publications, Inc. ("Paisano"), a California corporation, Easyriders of Columbus. Inc., an Ohio corporation, Easyriders Franchising. Inc., a California corporation, Teresi, Inc., a California corporation (whose name will be changed prior to closing), Bros Club, Inc., a California corporation and Associated Rodeo Riders On Wheels, a California corporation from you ("Seller") as the sole shareholder of each of these corporations. Paisano and the other above-listed corporations under common ownership with Paisano are sometimes hereinafter referred to as The Paisano Group.

This agreement contemplates a transaction in which Purchaser will purchase all of the issued and outstanding stock of Paisano and all the above-named corporations of The Paisano Group. It is contemplated that the closing of this transaction will take place on or before February 27, 1998 or such other date as we may mutually agree upon. On or before thirty days subsequent to the date of this letter of intent, Purchaser will submit to Seller a definitive stock purchase agreement ("Purchase Agreement") covering this transaction.

Once the Purchase Agreement has been executed, the transaction shall be completed pursuant to the terms thereof. In the interim we would like to confirm our agreement upon the following:

1. Consideration

The Seller will receive the following:

     a. $30,000,000 in cash which will be paid by wire transfer to Seller at closing.

     b    7,500,000 shares of the common stock of Purchaser or 30% of the authorized shares of Purchaser, whichever is greater, some or all of which stock will be restricted for a period of one year. This stock is in addition to the 1,000,000 shares of stock Seller had previously become entitled to receive from the founding shareholders under a separate arrangement.

Newriders, Inc. 567 San Nicolas Drive, Suite 400, Newport Beach, CA 92660
          * Phone: (714) 718-4630 * Fax: (714) 719-4999

Mr. Joseph Teresi
Paisano Publications, Inc.
January 13, 1998
Page 2

     c. A promissory note in the amount of $10,000,000, the form of which will be attached to the Purchase Agreement as an exhibit and if necessary, subordinate to the Senior Credit Facility. The term of this note will be for a period of five years from the date of closing or such other term as shall be required by the issuer of the Senior Credit Facility defined below. Such note shall provide for the accrual of compound annual interest to Seller as follows:

                          Year I - 6%
                          Year 2 - 7%
                          Year 3 - 8%
                          Year 4 - 9%
                          Year 5 - 10% and subsequent years if necessary

During the first two years of the note's term, Purchaser shall have the right to defer interest payment and if Purchaser elects to do so, such deferred interest will be added to the principal on the Note's anniversary date and bear interest in the third and succeeding years at the rates above specified. Commencing with the first full quarter following the completion of the first two years of the note term, Purchaser will commence making quarterly interest payments to Seller at the rates above provided including interest on the capitalized interest payments attributable to the first two years of the note term. At the end of the five-year note term, Purchaser shall have the right to defer payment of the note's principal amount for two additional years and up to three more years if necessary to conform to the requirements of the Senior Credit Facility provided all interest payments, including any deferred interest, are paid in full to Seller prior to such extension. If Purchaser elects to exercise its right to defer payment of the note's principal for an additional period, interest on the note's principal will be paid quarterly to Seller at the rate of 10% per annum during such extended period. Payment of the principal and interest on the said promissory note will be personally and unconditionally guaranteed by John E. Martin, Chairman of the Board of Directors of Purchaser. Payment by Mr. Martin pursuant to such personal guarantee will be required if such note is presented for payment to Purchaser and payment is not made either at the end of the initial five-year term, or any extended term. If payment under this guarantee is required, it will be made within seven business days of the date on which an unsuccessful presentment for payment was made to Purchaser. Mr. Martin will receive consideration for the guaranty that is mutually acceptable to the parties.

In the alternative, Seller shall receive 11,250,000 or 45% of the stock, whichever is greater. In that event, Seller will give John E. Martin an irrevocable proxy to vote 3,715,000 or 15% of the common stock of Purchaser. whichever is greater, for a period of five years from the date of closing allowing John E. Martin to vote these shares at his discretion. John E. Martin will have the option to purchase all or any portion of said 3,750,000 shares of stock during this five-year period at $2.67 per share. At the end of said five-year period. Seller will have a "put" personally and unconditionally guaranteed by John E. Martin to require him to purchase the aforesaid bloc of 3,750,000 shares of stock at $2.67 per share. This "put" will be exercised by making presentment to John E. Martin at any time after the expiration of said five-year period, and Mr. Martin will complete the payment required by the "put" within seven business days of the date on which the presentment was made.

Purchaser and Seller may mutually agree on the selection of either of the above alternatives, or any other alternative prior to the finalization of the contemplated Purchase Agreement based on legal and tax considerations of the interested parties.

Mr. Joseph Teresi
Paisano Publications, Inc.
January 13, 1998
Page 3

2. Proposed Financing

The Purchaser anticipates that it will fund the cash portion of the consideration paid to the selling stockholder and the fees and expenses associated with the transaction described herein with a $35,000,000 Senior Credit Facility $33,000,000 drawn at close (the "Senior Credit Facility"). Based on further due diligence, the Purchaser with Seller's approval not to be unreasonably withheld may choose to fund a portion of the cash consideration with the private or public placement of securities consisting of common stock, preferred stock and/or subordinated debt of the Purchaser (together with any Senior Credit Facility, the "Financing").


3. Management Employment Contracts and Non-Compete Agreements

Seller will use its best efforts consistent with sound business practice to cause Paisano to enter into employment contracts with key officers Brian Wood, Robert Davis, Keith Ball, and Rick Busman, which in form and substance will be reasonably acceptable to Purchaser. A copy of this agreement form will be prepared by Seller and submitted to Purchaser prior to closing. Seller will enter into an employment contract with Purchaser pursuant to which Seller will continue as Chairman and Publisher of Paisano. In that capacity Seller agrees to render a level of service generally comparable to that rendered by him during the year 1997. The nature of such services and the place of their performance will be consistent with Seller's desire to continue as a resident of the State of Florida. Seller will continue to have the use of his present office and secretarial support during the term of such agreement. During the term of this agreement, Seller will receive a salary equal to that drawn by John E. Martin, Chairman of the Board of Purchaser. In addition, Seller will enter into an appropriate covenant not to compete with Paisano for a period of five years in the publication or distribution of magazines primarily devoted to automotive, motorcycle, and tattoo subject matter which the parties agree has a value of $25,000.00. It is specifically agreed that Seller shall have the right to own, invest in, or render services in connection with magazines devoted to subject matter which is not competitive with the magazines published by Paisano such as boating and/or fishing magazines or to own, invest in, or render services in connection with motorcycle and or automotive related projects of a non-publishing nature which are not competitive with or antithetical to the business activities of Purchaser. Purchaser agrees to the extent reasonably practicable it will cooperate with and assist Seller in the development of any such projects.

4.   Property Acquired

     a. This agreement contemplates that Purchaser, by acquiring all of the issued and outstanding stock of the companies in The Paisano Group; will thereby acquire the businesses, assets, and properties of these companies as going concerns. Without limiting the generality of the foregoing, Purchaser, when it acquires the companies of The Paisano Group, will acquire all working capital including but not limited to cash and cash equivalents, accounts and notes receivable, and inventory. It will also acquire all pre-press and magazine publishing computer hardware and related software magazine publishing software and data bases incidental to the Seller's businesses as well as all intangible property relating to the business of The Paisano Group companies including copyrights, trademarks, goodwill, technology, and other intellectual property or usage rights owned or processed by these companies. Purchaser shall be responsible for the payment of any sales tax on all tangible personal property acquired pursuant to this agreement. As a result of this transaction, Purchaser will acquire all Seller's right, title, and interest in the following magazine and calendar titles:

Mr. Joseph Teresi
Paisano Publications, Inc.
January 13, 1998
Page 4

Easyriders            Earlyriders                  American Rodder
Easyriders; V-Twin    Quick Throttle               American Rodder Calendar
In The Wind           Tattoo                       Easyriders Calendar
Biker                 Tattoo Flash                 Tattoo Calendar
VQ                    Tattoo Savage                The Eagle's Eye

Purchaser will also acquire all intellectual property relating to the above titles anywhere in the world, including copyrights, service marks and applications for the same and all tangible personal property such as machinery, tools, computers, benches, cabinets, development, production and administrative furniture and fixtures, office furniture and equipment except for items of personal property specifically excluded below. Finally, Purchaser will acquire all approvals, permits, licenses, orders, registrations, certificates, variances, and similar rights obtained from governments and government authorities as well as all books and records of The Paisano Group companies or copies thereof.


       b. Purchaser will not acquire any of the following (Excluded Assets) when it purchases the stock of The Paisano Group companies:

            1. All boats, certain automobiles, trucks and certain motorcycles including the Streamliner and Buick motorcycles although Purchaser shall continue to have the right to display these items in it's motorcycle "theme" cafes at no cost to Purchaser until such time as Seller gives at least 90 days notice to deliver them to Seller.

            2. Certain furniture, furnishings, fixtures, office equipment, and memorabilia owned by Seller or his employees which are located at the upper level executive area at 28210 Dorothy Drive, Agoura Hills, California 91301.

            3. Certain machinery located on the upper floor of the Columbus, Ohio motorcycle shop beyond that required for the reasonable on-going operation of such shop.

            4. Certain receivables not to exceed $1,455,000 that were carried on the books of The Paisano Group as receivables as of December 31, 1997, provided that, The Paisano Group's payables to Joseph Teresi in the amount of $3,136,000 as of December 31, 1997 are contributed to capital of The Paisano Group.

A complete and accurate list of such Excluded Assets will be attached as an exhibit to the Purchase Agreement.

5.      Leases

Seller will terminate its existing leases for the building structures and real estate located at 28210 Dorothy Drive and 28216 Dorothy Drive, Agoura Hills, California, 605 Main Street, Daytona Beach, Florida, and 611 East Broad Street, Columbus, Ohio. Seller will then offer Purchaser new leases for each of these presently rented premises. The new leases will be standard triple net leases with CPI adjustments for a five-year period with renewal options for additional five-year periods after a review of comparable rents and adjustments. Rent during the initial term would be the same as Paisano is currently paying.

Mr. Joseph Teresi
Paisano Publications. Inc
January 13. 1998
Page 5

6.     Break-up Fee

To the extent that Seller accepts a bid from any group other than Purchaser, Seller agrees to promptly pay to Purchaser a "Break-up" fee of $500,000. Likewise, to the extent that the Purchaser does not consummate the transaction on the terms and conditions herein, for reasons other than a failure, any of the conditions precedent contained in paragraph 8 (except that no party shall be relieved of liability for the Break-up fee if it fails to act diligently under paragraph 8a below). Purchaser will pay to Seller at the Seller's option either $500,000 in cash or a number of shares of Purchaser's common stock equal to $500,000 divided by the then market price of Purchaser's common stock. The Purchaser shall not owe Seller the fee under this paragraph if the closing occurs on a date later than February 27, 1998 if Purchaser is continuing to work in good faith toward a closing of this transaction; provided, however, that if this transaction fails to close by February 27, 1998. Seller shall have the right to terminate this agreement without payment of a "Break-up" fee.

7.     The   Purchase Agreement

     a. The Purchase Agreement will contain customary representations and warranties usually included in stock purchase agreements but the existence of such representations and warranties are not intended by the parties to be in lieu of its due diligence obligations which will be completed by both parties on or before February 12, 1998.


     b. Without limiting the generality of the foregoing Seller will specifically warrant that the Seller will fully fund the unfunded portion, if any, of any liability owed or owing or reasonably expected to be owed under any employee benefit, pension or profit-sharing plan maintained by it prior to the closing of the transactions contemplated hereby; and that all tax obligations have been paid and reported when due, and that any unpaid taxes relating to periods for which tax returns have not yet been filed have been fully booked and properly accrued on the books of the Seller.

      c. Seller will warrant that at the time of closing that no corporation of The Paisano Group will have any debt other than ordinary course-of-business payables and any indebtedness of these corporations from Seller or to Seller or between corporations of The Paisano Group will be extinguished prior to closing, which debt extinguishment shall not be a failure of the condition contained in paragraph 8c below.

      d. Nothing herein contained is to be construed as a commitment by Purchaser that it will continue any specific pension or other employee benefit plans it being understood however that employees of The Paisano Group will receive credit for their Paisano Group service in connection with any employee benefit plan of Purchaser which is now in effect or subsequently adopted.

      e. If Seller agrees, Purchaser and Seller will each make the election to treat the transaction as an asset purchase as provided in the Internal Revenue Code Section 338(h)(10), and report the transaction accordingly.

      f. The Purchase Agreement shall provide that the purchase price may be adjusted upward or downward, dollar for dollar, based the amount by which The Paisano Group's working capital exceeds or is less than such working capital as it was represented in the estimated, consolidated balance sheet as of December 31, 1997 as prepared by Purchaser's financial advisors from material provided by Seller. Such purchase price adjustment will be subject to a customary audit by a national accounting firm acceptable to both parties; provided however, that any price adjustment will be net of any future tax benefits or obligations related to such adjustment.

Mr. Joseph Teresi
Paisano Publications. In,
January 13, 1998
Page 6

8.      Conditions

The closing of the contemplated transaction will be subject to satisfaction of the following conditions:

     a. Satisfactory completion of the due diligence examination by Seller and Purchaser, including, among other things, review of tax returns, evaluation of all aspects of each parties business and independent audits of current and historical financial information;

     b. prior to the closing, the business of both the Seller and the Purchaser shall have been conducted in the ordinary course, and there shall have been no material adverse change to the business of either party or their prospects. In addition, there shall be no threatened or pending litigation against either party which is material;

     c. except for distribution of the Excluded Assets, there shall have been no dividend, redemption or similar distribution, recapitalization or stock issuance of any kind, by companies of The Paisano Group or Purchaser since December 31, 1997.

     d. all filings with and consents and approvals of third parties and governmental agencies required for the consummation of the transactions described herein and to be described in the Purchase Agreement will have been obtained; and

     e.     consummation of the Financing.

9.      Board of Directors

The Board of Directors of Purchaser will be increased to nine members and subject to applicable corporate law, may not be increased beyond that number without Seller's approval. Seller will, upon closing, become a member of Purchaser's Board of Directors, and, in addition, Seller will have the right to nominate himself and two outside individuals to become members of Purchaser's said nine-member Board of Directors. John E. Martin agrees that until payment in full of the portion of the purchase price described in paragraph 1c above, (regardless of which alternative has been selected), he will vote his shares of Purchaser's stock in favor of any person so nominated by Seller. The outside directors designated by Seller will become members of the Audit, Compensation and S8 Stock Committees of that Board. The Purchaser represents that it presently has and will continue to maintain appropriate officers and director's liability insurance.

10.    Exclusivity

From the execution of this letter until February 27, 1998, Seller agrees that it will use its best efforts consistent with sound business practice to cause its officers, directors, employees, agents, and stockholders not to solicit or encourage directly or indirectly, in any manner, any discussion with or furnish or cause to be furnished any information to any person other than Purchaser, in connection with, or negotiate for or otherwise pursue the sale of the capital stock of any company of The Paisano Group, or all or substantially all of the assets of any Paisano Group company or any business combination or merger of any Paisano Group company with any other party. Seller agrees to promptly inform Purchaser of any inquiries or proposals with respect to the foregoing.

Mr. Joseph Teresi
Paisano Publications. Inc.
January 13, 1998
Page 7

11.      General

Neither party to this agreement shall disclose to the public or to any third party, except financial information reasonably required by Purchaser's financing sources and their financial or legal advisors, the existence of this agreement or the proposed sale described herein other than with the express prior written consent of the other party, except as may be required by law. Any public announcement or press release relating to this transaction must be approved by both Seller and Purchaser, in writing before being made or released. Purchaser shall have the right to issue a press release without Seller's written approval if in the opinion of Purchaser's counsel such a release is necessary to comply with SEC Rules and Regulations provided Seller receives a copy of such prepared release for purposes of review at least 48 hours before it is issued. This 48 hour period may be shortened if in the opinion of Purchaser's counsel it is absolutely required, provided Seller receives a copy of such release before issue.

From and after the date hereof, upon reasonable prior notice and during normal business hours, the Seller will grant to Purchaser and its agents, employees and designees, full and complete access to the books and records and personnel of The Paisano Group. Purchaser will give similar rights to Seller, its agents, employees, and designees. Except as may be required by law or court order, all information so obtained, not otherwise already public, will be held in confidence.

Each party will be responsible for its own expenses in connection with all matters relating to the transaction herein proposed. If this proposed transaction shall not be consummated for any reason other than a violation of the agreement not to solicit other offers or negotiate with other purchasers, neither party will be responsible for any of the other's expenses except as provided in paragraph 6.

Each party will indemnify, defend and hold harmless the other against the claims of any brokers or finders claiming by, through or under the indemnifying party. Both parties acknowledge that the fees of Imperial Capital, LLC, as set forth in the Agreement, dated January 13, 1998, will be paid at closing out of the proceeds of the Financing. Subject to the conditions contained herein, this Agreement constitutes a binding legal obligation upon execution by the parties hereto. Please sign this letter in the space provided below and return an executed copy to us at any time prior to the close of business 5:00 p.m. P.S.T., January 13, 1998. Upon your execution of this letter, we will promptly commence the remaining portion of due diligence and analysis required by our financing sources, lawyers, and accountants and will proceed with the transaction on an expedited timetable.

Notwithstanding anything to the contrary herein contained, although the parties recognize that the time constraints set forth in this agreement are of extreme importance to Seller, they also recognize that even if reasonable best efforts are used by both parties, the anticipated closing date may be delayed for reasons beyond the parties' control, such as necessary regulatory approval. Seller therefore agrees that he will not exercise his right of termination if the closing is delayed for a modest period of time beyond the anticipated

Mr. Joseph Teresi
Paisano Publications, Inc.
January 13, 1998
Page 8

closing date, if it reasonably appears that purchaser is acting in good faith to expedite the closing, and that Imperial Capital, LLC has obtained an expression of interest and term sheet from a lender offering a Senior Credit Facility.

Very truly yours,

NEWRIDERS, INC.

By: /s/ William E. Prather
      -----------------------------
           William E. Prather
           President & Chief Executive Officer

Accepted and agreed to:
JOSEPH TERESI

By: /s/ Joseph Teresi
     --------------------------
           Joseph Teresi